Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

VOXX International Corporation

(Exact Name of Registrant and Name of Person Filing Statement)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee Rate	Amount of Filing Fee
Fees to be Paid	$177,075,202.50	(1)(2)	0.00015310	$27,110.21	(3)
Fees Previously Paid	$0			$0
Total Transaction Valuation	$177,075,202.50
Total Fees Due forFiling				$27,110.21
Total Fees Previously Paid				$0
Total Fee Offsets				$0
Net Fee Due				$27,110.21

(1)	Aggregate number of securities to which transaction applies: As of January 13, 2025, the maximum number of shares of VOXX International Corporation’s common stock to which this transaction applies is estimated to be 23,610,027 which consists of (a) 20,266,915 outstanding shares of Class A common stock, par value $0.01 per share (“Class A Common Stock”) entitled to receive the per share merger consideration of $7.50, (b) 2,260,954 outstanding shares of Class B common stock, par value $0.01 per share (“Class B Common Stock”) entitled to receive the per share merger consideration of $7.50, (c) 1,032,158 shares of Class A Common Stock underlying outstanding restricted stock units, which may be entitled to receive the per share merger consideration of $7.50, and (d) the estimated maximum of 50,000 shares of Class A Common Stock in respect of restricted stock units that may be granted prior to the merger and may be entitled to receive the per share merger consideration of $7.50.
(2)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, the underlying value of the transaction was calculated based on the sum of (a) the product of 20,266,915 shares of Class A Common Stock and the per share merger consideration of $7.50, (b) the product of 2,260,954 shares of Class B common stock and the per share merger consideration of $7.50, (c) 1,032,158 shares of Class A Common Stock underlying restricted stock units and the per share merger consideration of $7.50, and (d) the product of an estimated maximum of 50,000 shares of Class A Common Stock in respect of restricted stock units that may be granted prior to the merger and the per share merger consideration of $7.50.
(3)	In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in note (2) above by 0.00015310.